                                                                 Exhibit (A)(1)
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)
                                      OF
                             CONCENTRA CORPORATION
                                      AT
                              $7.00 NET PER SHARE
                                      BY
                          KL ACQUISITION CORPORATION
                         A WHOLLY-OWNED SUBSIDIARY OF
                              ORACLE CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY ORACLE CORPORATION ("PARENT"), KL ACQUISITION CORPORATION ("PURCHASER") OR ANY DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY OF PARENT, SHALL CONSTITUTE FIFTY-ONE PERCENT OF THE SHARES OF COMMON STOCK, $.00001 PAR VALUE PER SHARE, AND ASSOCIATED RIGHTS (AS DEFINED BELOW) (REFERRED TO COLLECTIVELY HEREIN AS THE "SHARES"), OF CONCENTRA CORPORATION (THE "COMPANY") THEN OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) (THE "MINIMUM SHARE CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

                                ---------------

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS--RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

                                ---------------

                                   IMPORTANT

  Stockholders who desire to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have their signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificates ("Share Certificates") representing the tendered Shares and any other required documents to BankBoston, N.A. (the "Depositary"), or tender their Shares pursuant to the procedures for book-entry transfer set forth under "THE
OFFER -- Procedure for Accepting the Offer and Tendering Shares" or (ii) request their broker, dealer, bank, trust company or other nominee to effect the transaction for them. Stockholders having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares.

  Stockholders who desire to tender their Shares and whose Share Certificate(s) are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.

                                ---------------

THIS  TRANSACTION HAS NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION  PASSED
  UPON THE  FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE  ACCURACY OR
   ADEQUACY   OF  THE   INFORMATION   CONTAINED  IN   THIS  DOCUMENT.   ANY
    REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

           The date of this Offer to Purchase is November 17, 1998.

                               TABLE OF CONTENTS

                                                                             PAGE
 INTRODUCTION
 SPECIAL FACTORS
     1. Background of the Offer and the Merger............................     4
     2. Recommendations of the Company Board; Fairness of the Offer and
         the Merger.......................................................     5
     3. Purpose and Structure of the Offer and the Merger; Reasons of
         Parent and the Purchaser for the Offer and the Merger............     6
     4. Plans for the Company After the Offer and the Merger; Certain
         Effects of the Offer and the Merger..............................     7
     5. Appraisal Rights; "Going Private" Transactions....................     8
     6. The Merger Agreement..............................................     9
     7. Interests of Certain Persons in the Offer and the Merger..........    16
 THE OFFER
     1. Terms of the Offer................................................    19
     2. Procedure for Accepting the Offer and Tendering Shares............    20
     3. Withdrawal Rights.................................................    22
     4. Acceptance for Payment and Payment for Shares.....................    23
     5. Certain Federal Income Tax Consequences...........................    24
     6. Price Range of the Shares.........................................    25
     7. Certain Information Concerning the Company........................    26
     8. Certain Information Concerning the Purchaser and Parent...........    28
     9. Financing of the Offer and the Merger.............................    29
    10. Intercompany Arrangements between Parent and the Company; Other
         Existing Agreements..............................................    29
    11. Effect of the Offer on the Market for the Shares; NASDAQ Quotation
         and Exchange Act Registration....................................    29
    12. Certain Conditions of the Offer...................................    30
    13. Certain Legal Matters.............................................    32
    14. Fees and Expenses.................................................    34
    15. Miscellaneous.....................................................    34

SCHEDULE I      DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
SCHEDULE II     DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

TO THE STOCKHOLDERS OF CONCENTRA CORPORATION:

                                 INTRODUCTION

  KL Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Oracle Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, $.00001 par value (the "Common Stock"), of Concentra Corporation, a Delaware corporation (the "Company"), and the associated Series A Participating Cumulative Preferred Stock purchase rights (collectively, the "Rights") issued pursuant to the Rights Agreement between the Company and First National Bank of Boston, as Rights Agent, dated April 24, 1997, as amended November 10, 1998 (the "Rights Agreement") (the Rights and the Common Stock are referred to herein collectively as the "Shares"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (this Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Parent or the Purchaser will pay all fees and expenses of BankBoston, N.A., as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE OFFER -- Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

  VOLPE BROWN WHELAN & COMPANY, LLC, FINANCIAL ADVISOR TO THE COMPANY ("FINANCIAL ADVISOR"), HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED NOVEMBER 10, 1998, THAT THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF THE COMPANY'S COMMON STOCK (AND ASSOCIATED RIGHTS) PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF SUCH OPINION. The full text of the written opinion of the Financial Advisor containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion, as well as the limitations of such opinion, is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion in conjunction with this Offer.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY PARENT, PURCHASER OR ANY DIRECT OR INDIRECT WHOLLY-OWNED SUBSIDIARY OF PARENT, SHALL CONSTITUTE FIFTY-ONE PERCENT OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) (THE "MINIMUM SHARE CONDITION"). THE MINIMUM SHARE CONDITION MAY NOT BE WAIVED WITHOUT THE CONSENT OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

  In connection with the execution and delivery of the Merger Agreement, San Giorgio S.A., Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund, L.P., Lawrence W. Rosenfeld (individually and as trustee), Toyo Corporation, and Stephen J. Cucchiaro (each, a "Seller" and, collectively, the "Sellers") each entered into support agreements dated November 10, 1998 (the "Support Agreements") in his or its capacity as a stockholder of the Company, pursuant to which each Seller agrees to: (i) tender pursuant to the Offer all Shares owned or thereafter acquired prior to the termination of the Offer by such Seller and (ii) use his or its best efforts to assist in the tender offer process so as to achieve as large an amount of tendered shares as possible. As of November 10, 1998, the Sellers beneficially owned approximately 38.9% of the Shares and held Stock Options (as defined below) to purchase approximately 346,933 Shares (whether or not vested).

  The Company has advised the Purchaser that as of November 10, 1998, the authorized capital stock of the Company consisted of 40,000,000 shares of Common Stock and 4,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of the close of business on November 6, 1998,
(i) 6,103,944 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 1,330,582 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to acquire shares of Common Stock ("Stock Options"), and (iv) no shares of Common Stock were held by the Company in its treasury. As of November 6, 1998, no shares of Common Stock were available for issuance under the Company's 1987 Stock Plan, 852,940 shares of Common Stock were available for issuance under the Company's 1993 Stock Plan, and 112,500 shares of Common Stock were available for issuance under the Company's 1994 Non-Employee Directors' Stock Option Plan (the foregoing Stock Option Plans are referred to, collectively, as the "Company Stock Option Plans"). As of November 6, 1998, 363,622 shares of Common Stock were available for issuance under the Company's 1995 Employee Stock Purchase Plan, and the Company is obligated to issue 20,769 shares of Common Stock under such Plan for the current period ending March 31, 1999, assuming continued participation by all current participants through the date of termination of such plan (the "Current ESPP Shares"). For purposes of the Offer, "Fully Diluted Shares" means the number of issued and outstanding shares of Common Stock at any time taken together with the number of Current ESPP Shares and the number of shares of Common Stock reserved for issuance upon the exercise or conversion of outstanding Stock Options (other than the option granted to the Parent (the "Parent Option")) and other than options first becoming vested after June 30, 1999, but including any options that become vested as a result of the Merger Agreement, the Offer or the Merger. As of November 10, 1998, all of the executive officers and directors of the Company owned approximately 2,408,934 Shares (including Shares owned by affiliates of certain directors) and held Stock Options to purchase approximately 910,996 Shares (whether or not vested).

  At the Effective Time (as defined below) of the Merger, each outstanding Stock Option to purchase shares of Common Stock under the Company Stock Option Plans shall terminate and each holder thereof shall receive in exchange for such termination a cash payment equal to, subject to any applicable tax withholding required under the Internal Revenue Code of 1986, as amended (the "Code"), the excess, if any, of (i) the Merger Price (as defined below) times the number of shares of Common Stock subject to such option which are vested and exercisable (including such number of shares that become vested and exercisable by its terms as a result of the transactions contemplated by this Offer), over (ii) the aggregate exercise price of such option. The fair market value of the Common Stock on the Effective Date shall be deemed to equal the Merger Price.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 1998, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"), and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser, the

Company or any subsidiary of the Company, or Shares held by stockholders who will have properly demanded and perfected appraisal rights, if any, under the
DGCL) will be canceled and converted automatically into the right to receive in cash, without interest thereon, an amount equal to the price paid per Share in the Offer (the "Merger Price"). The Merger Agreement is more fully described under "SPECIAL FACTORS -- The Merger Agreement."

  Under the DGCL, if, after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL as promptly as practicable after consummation of the Offer, without a meeting of the stockholders of the Company. If, however, after consummation of the Offer, the Purchaser owns less than such number of Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "SPECIAL FACTORS -- Purpose and Structure of the Offer and the Merger; Reasons of Parent and the Purchaser for the Offer and the Merger," "SPECIAL FACTORS -- The Merger Agreement" and "THE OFFER --
 Certain Conditions of the Offer."

  As of the date of this Offer to Purchase, Parent and Purchaser, pursuant to the Support Agreements, beneficially own 2,374,318 Shares. Pursuant to the Merger Agreement, the Parent Option is exercisable upon the occurrence of certain future events and gives Parent the right to purchase, for $7.00 per share in cash, without interest thereon, newly issued shares of Common Stock representing 19.9% of the Company's total outstanding Common Stock (and associated Rights), which percentage will be calculated after taking into account the exercise in full of the Parent Option. See "SPECIAL FACTORS -- The Merger Agreement."

  No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "SPECIAL FACTORS -- Appraisal Rights."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND THE MERGER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER AND THE MERGER

  Parent has an active corporate development program to review and evaluate potential corporate acquisition opportunities and other strategic transactions with the aim of obtaining and developing access to technologies, products and distribution channels that are complementary to the Parent's business. Over the past few years, Parent has completed numerous acquisitions of public and private companies.

  On September 5, 1998, David J. Roux, the Executive Vice President, Corporate Development, of Parent, contacted Stephen J. Cucchiaro, a director of the Company and a former business colleague of Mr. Roux, to discuss generally the possible acquisition of the Company by the Parent. Mr. Cucchiaro informed Mr. Roux that the Company Board might be interested in considering such an acquisition.

  On September 11, 1998, Mr. Roux contacted Lawrence W. Rosenfeld, the Chairman of the Board, Chief Executive Officer and President of the Company, to initiate discussion of a potential acquisition of the Company by Parent. At this time, the Parent and the Company entered into a confidentiality agreement concerning the proposed transaction under which the Company began to furnish to Parent certain financial and business information concerning the Company.

  On September 16, 1998, Messrs. Rosenfeld, David I. Lemont, Senior Vice President, Chief Operating Officer, Marvin Mishkin, Vice President, OEM Business Unit, and Robert E. Phillips, Ph.D., Chief Technology Officer and Vice President, Product Definition, of the Company, met with John E. Somorjai, Director, Corporate Development, Donald Klaiss, Vice President, Manufacturing and Distribution Products, and Kurt Robson, Vice President, Design and Architecture of Parent at a trade show in San Jose, California and discussed the respective businesses of Parent and the Company as well as the potential framework of an acquisition of the Company by Parent.

  On September 18, 1998, Parent commenced its formal due diligence review of the Company. On October 2, 1998, Mr. Somorjai, on behalf of Parent, delivered a non-binding term sheet to the Company proposing a potential all-cash tender offer by a wholly-owned subsidiary of Parent for all of the outstanding shares of Common Stock with a subsequent cash-out merger at a price per share of $4.75. From October 3, 1998 through October 17, 1998, Parent continued its due diligence efforts and the parties continued their term sheet negotiations.

  On October 18, 1998, Mr. Roux and Mr. Rosenfeld met to finalize the term sheet. At this meeting, Messrs. Roux and Rosenfeld finalized the term sheet and tentatively agreed upon a cash acquisition price of $5.00 per share of Common Stock.

  On October 18, 1998, the Company Board reviewed and approved the proposed term sheet and authorized the Company's officers to continue negotiations toward definitive documentation.

  On October 19, 1998, the Parent's Board similarly reviewed and approved the proposed term sheet. In addition, Parent's Board authorized its Executive Committee to review and approve, and Parent's officers to continue negotiations toward, final terms of the proposed tender offer and related transactions.

  From October 20, 1998 to November 8, 1998, representatives of Parent and the Company, together with their respective legal counsel, held telephonic meetings and negotiated the terms of the definitive agreement. On November 6, 1998, Parent's Executive Committee approved a proposed final definitive agreement. Parent's legal counsel then delivered this proposed final agreement to the Company and its legal representatives. On November 8, 1998, the Company's representatives informed Mr. Somorjai that on November 6, 1998 a publicly-traded software company had expressed interest in acquiring the Company in a stock-for-stock merger and that the Company had on November 8, 1998 reached a tentative agreement with such company concerning such a merger.

  On November 8, 1998 and November 9, 1998, Parent's representatives negotiated a revised acquisition proposal with the Company's representatives. On the morning of November 9, 1998, Mr. Roux met with Mr. Rosenfeld to discuss proposed revised acquisition terms. Later that night, Parent raised its proposed bid price to $7.00 per share in cash. On November 10, 1998, each of the Parent's and the Company's Boards of Directors, after presentations by the respective management teams, approved the revised terms of the tender offer and related transactions and authorized the execution of definitive agreements.

  At 7:00 p.m. (EST) on November 10, 1998, Parent, the Purchaser and the Company executed the Merger Agreement and, simultaneously, Parent and certain stockholders of the Company executed the Support Agreements. Shortly thereafter, Parent and the Company issued a press release announcing the execution of the Merger Agreement.

2. RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

  The Company Board. The Company Board has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, and the Company Board unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. In reaching these determinations, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations:

  (i) the historical market prices and recent trading activity of the Shares, including the fact that the $7.00 per share cash consideration to be received by the stockholders of the Company in the Offer and Merger represents a premium of approximately 96% over the reported closing sales price per share on November 10, 1998, the last full trading day preceding the public announcement of the Merger Agreement, and a premium of approximately 106% and 119% over the average closing price for the one-month and three-month periods, respectively, preceding such date, and the fact that such price would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders;

  (ii) the history of the negotiations between the Company Board and its representatives and Parent and its representatives, including the Company Board's belief that Parent and the Purchaser would not further increase the Offer Price and that $7.00 per Share was the highest price that could be obtained from Parent and the Purchaser;

  (iii) the opinion of the Financial Advisor that the consideration to be received by holders of the Common Stock pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view, and the report and analysis presented by the Financial Advisor in connection therewith;

  (iv) the terms and conditions of the Merger Agreement;

  (v) the effect of the Minimum Share Condition that, without the consent of the Company, the Offer will not be consummated unless at least that number of Shares that, when added to the Shares already owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent, will constitute fifty-one percent of the Shares then outstanding (on a fully diluted basis) are validly tendered pursuant to the Offer and not properly withdrawn;

  (vi) the availability of appraisal rights in the Merger for the stockholders of the Company under the DGCL;

  (vii) the possibility that, because of a future decline in the Company's business, the trading price of the Shares or the stock market in general, the consideration that the stockholders of the Company would obtain in a future or alternative transaction might be less advantageous than the consideration they would receive pursuant to the Offer and the Merger;

  (viii) the review of the possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as an independent entity in light of the Company's relative size and the presence of significant competitors in the configuration software market), the range of possible benefits and risks to the Company's stockholders of such alternatives and the timing and the likelihood of actually accomplishing any such alternatives;

  (ix) the likelihood that the proposed acquisition would be consummated, based in part on the financial condition of Parent;

  (x) the fact that, under the terms of the Merger Agreement, the Company is not prohibited from responding to any unsolicited Superior Proposal (as defined herein) to acquire the Company, and that, after giving Parent notice of the receipt of a Superior Proposal and an opportunity to make an offer which the Company Board determines, in its good faith judgment, is as favorable as the Superior Proposal, the Company may elect to terminate the Merger Agreement and pay the termination fee and/or trigger the Parent Option as provided in the Merger Agreement; and

  (xi) the structure of the transaction, which is designed, among other things, to result in receipt by the stockholders at the earliest practicable time of the consideration to be paid in the Offer and the fact that the per Share consideration to be paid in the Offer and the Merger is the same.

  Additional Considerations of the Company Board. The members of the Company Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and based upon the advice of financial and legal advisors to the Company. In light of the number and variety of factors that the Company Board considered in connection with its evaluation of the Offer and the Merger, the Company Board did not find it practicable to assign relative weights to the foregoing factors and, accordingly, the Company Board did not do so. In addition to the factors listed above, the Company Board considered the fact that while consummation of the Offer would result in the stockholders of the Company receiving a premium for their Shares over the trading prices of the Shares prior to the public announcement of the Merger Agreement, consummation of the Offer and the Merger would eliminate any opportunity for stockholders of the Company to participate in the potential future growth prospects of the Company. The Company Board determined, however, that (i) the loss of opportunity is reflected in the Offer Price, and (ii) there are continued business risks associated with independent operations which could impact the Company's long-term financial prospects.

  In addition, the Company Board determined that the Offer and the Merger are procedurally fair to the stockholders of the Company because, among other things, (i) the Company Board retained the Financial Advisor as its independent financial advisor to assist it in evaluating the Offer and the Merger, (ii) the Minimum Share Condition, which may not be waived without the consent of the Company, was made a condition to the Offer, (iii) there were deliberations pursuant to which the Company Board evaluated the Offer and the Merger and alternatives thereto, and (iv) the $7.00 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Company, on the one hand, and representatives of Parent, on the other.

  Consummation of the Offer is conditioned upon, among other things, the Minimum Share Condition, which may not be waived without the consent of the Company. Pursuant to the Merger Agreement, the purchase by the Purchaser of all Shares validly tendered in the Offer and not properly withdrawn is a condition to the Merger.

  In making its determinations and recommendations, the Company Board was aware of the matters set forth under "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and Merger."

3. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT AND THE PURCHASER FOR THE OFFER AND THE MERGER

  The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer.

Upon consummation of the Merger, the Company will become a direct wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the DGCL. However, under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

  If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Company Board in proportion to Purchaser's ownership of Shares following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

4. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

  Pursuant to the Merger Agreement, promptly upon completion of the Offer, Parent and the Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See "SPECIAL FACTORS -- The Merger Agreement."

  Parent's management has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order to best organize and integrate the activities of the Company and Parent following the Merger. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or that would be desirable to permit Parent to manage the Company. Except as otherwise disclosed in this Offer to Purchase, Parent has no present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets.

  As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  The Shares are currently traded on The Nasdaq Stock Market, Inc.'s National Market ("NASDAQ"). See "THE OFFER -- Price Range of the Shares." Following the consummation of the Merger, the Shares will no longer be quoted on NASDAQ and the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC"). See "THE OFFER -- Effect of the Offer on the Market for the Shares; NASDAQ Quotation and Exchange Act Registration." It is expected that, if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

5. APPRAISAL RIGHTS; "GOING PRIVATE" TRANSACTIONS

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares determined by the Delaware Court of Chancery and paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. The value so determined in any appraisal proceeding could be the same, more, or less than $7.00 per Share. In the event a stockholder properly perfects and exercises appraisal rights, Parent intends to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the Financial Advisor's opinion described herein) are not necessarily opinions as to "fair value" under Section 262. In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL

RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE APPLICABLE PROVISIONS OF THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

6. THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which appears as an Exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the SEC in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date thereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer (within the meaning of Rule 14d-2(a) under the Exchange Act) for all of the outstanding Shares and the associated Series A Participating Cumulative Preferred Stock purchase rights (collectively, the "Rights") issued pursuant to the Rights Agreement between the Company and First National Bank of Boston, as Rights Agent, dated as of April 24, 1997, as amended November 10, 1998 (the "Rights Agreement"), at a price of $7.00 per Share (and associated Rights), net to the seller in cash, without interest thereon. The Merger Agreement further provides that the obligation of the Purchaser to accept for payment and to pay for any Shares (and associated Rights) tendered shall be subject only: (i) to such number of Shares, when added to the number of Shares already owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent, as shall constitute fifty-one percent of the Company's Fully Diluted Shares being validly tendered prior to the expiration or termination of the Offer and not withdrawn (the "Minimum Share Condition"); and (ii) certain other conditions that are described therein (the "Offer Conditions"). See "THE OFFER -- Certain Conditions of the Offer." The Merger Agreement provides that the Purchaser shall not, without the prior written consent of the Company, amend or modify the terms of the Offer to (i) reduce the cash price to be paid pursuant to the Offer, (ii) reduce the number of Shares (and associated Rights) as to which the Offer is made, (iii) change the form of consideration to be paid in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Condition to the extent permitted by the Merger Agreement), or (v) make any other change or modification in any of the terms of the Offer in any manner that is adverse to holders of the Shares. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that shall be 20 business days after the date on which the Offer shall be commenced. The Offer may not be extended without the Company's prior written consent; provided, however, that the Purchaser may (x) from time to time extend (and re-extend) the Offer, if, at the scheduled expiration date of the Offer, any of the Offer Conditions (other than the Minimum Share Condition) shall not have been satisfied or waived, until such time as such conditions shall be satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or
(y) above if on such expiration date there shall not have been tendered at least that number of Shares (and associated Rights) necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the DGCL.

  The Merger. The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly-owned subsidiary of Parent. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent or the Company or Shares held by stockholders who shall have properly demanded and perfected appraisal rights under the DGCL) will be canceled and converted automatically into the right to receive the Merger Price.

  The Purchaser or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

  Pursuant to the Merger Agreement, each share of common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

  Promptly upon the purchase by the Purchaser of Shares in the Offer, and from time to time thereafter, the Purchaser will be entitled to designate that number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by the Purchaser, Parent and any direct or indirect wholly-owned subsidiary of Parent (including Shares purchased in the Offer) bears to the total number of Shares outstanding at such time, and, to effect the foregoing, the Company will, upon request by the Purchaser, at the Company's election, either increase the number of directors comprising the Company Board or seek and accept resignations of incumbent directors. The first date on which designees of the Purchaser will constitute a majority of the Company's Board of Directors is referred to as the "Cut-Off Date." At such times, the Company will cause individuals designated by the Purchaser to constitute the same percentage of each committee of the Company Board as such individuals represent on the Company Board.

  Following the Cut-Off Date and prior to the Effective Time, if the Company shall have at least one director who is neither an employee of the Company or any of its subsidiaries nor otherwise affiliated with the Purchaser (one or more of such directors, the "Independent Directors"), any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, any termination or amendment of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or any exercise or waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of the Independent Directors.

  The Merger Agreement provides that the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Purchaser will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows:
"The name of the corporation is Concentra Corporation." The Merger Agreement also provides that the Bylaws of the Purchaser will be the Bylaws of the Surviving Corporation.

  At the Effective Time, each outstanding Stock Option to purchase shares of Common Stock under the Company Stock Option Plans shall terminate and each holder thereof shall receive in exchange for such termination a cash payment equal to, subject to any applicable tax withholding required under the Code, the excess, if any, of (i) the Merger Price times the number of shares of Common Stock subject to such option which are vested and exercisable (including such number of shares that become vested and exercisable by its terms as a result of the transactions contemplated by the Merger Agreement), over (ii) the aggregate exercise price of such option. The fair market value of the Common Stock on the Effective Date shall be deemed to equal the Merger Price.

  Under the Merger Agreement, the Company has agreed to take all actions reasonably necessary to cause the last day of the then-current "offering," as such term is defined in the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"), to be December 15, 1998 (the "Final Purchase Date"), and shall apply on the Final Purchase Date the funds within each participant's accumulated payroll account as of such date to the purchase of whole shares of Common Stock in accordance with the terms of the Purchase Plan. No new offering shall commence under the Purchase Plan following the Final Purchase Date. The Company has agreed to take all steps required to terminate the Purchase Plan immediately after the Effective Time.

  Certain non-employee directors of the Company have received options to purchase Common Stock under the Company's 1994 Directors Stock Option Plan (the "Directors Plan"). All stock options granted pursuant to the Directors Plan are fully vested and all directors holding options under the Directors Plan have agreed that such options will terminate, to the extent not previously exercised, as of the Effective Time.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, Parent and the Purchaser as to corporate status and the enforceability of the Merger Agreement against each such party and by the Company as to its capitalization, compliance with law, the accuracy of financial statements and filings with the SEC and the absence of certain material adverse changes or events concerning the Company's business.

  Covenants of the Company and Parent. In the event that Purchaser shall acquire at least 90% of the then outstanding Shares (and associated Rights), the Company has agreed, at the request of Purchaser, subject to the provisions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, including the preparation and mailing of an Information Statement, if the Purchaser determines that such Information Statement is appropriate or required to cause the Merger to become effective, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

  The Merger Agreement provides that, if the DGCL requires approval by the Company's stockholders of the Merger Agreement or the Merger, then the Company shall cause a stockholders' meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Company Board shall recommend approval and adoption of the Merger Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company
(i) shall promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable all proxy materials for such meeting, (ii) shall notify Parent of the receipt of any comments of the SEC with respect to such proxy materials and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Parent and its counsel the opportunity to review the proxy materials prior to filing with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to such proxy materials and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) shall, subject to the fiduciary duties of the Company Board, as advised by counsel, use all reasonable efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated hereby and (v) shall otherwise comply with all legal requirements applicable to such meeting.

  Pursuant to the Merger Agreement, the Company has agreed that neither it, nor any of the employees, officers or directors of the Company, nor the Sellers who have executed the Support Agreements shall, and the

Company shall direct and cause the agents and representatives (including the Financial Advisor or any other investment banker and any attorney or accountant retained by it (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate the making of any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined below). The Company further has agreed that neither it, nor any of the employees, officers or directors of the Company, nor the Sellers shall, and the Company shall direct and cause all Company Advisors not to, directly or indirectly, engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any Third Party (as defined below) relating to the proposal of a Third Party Acquisition, or otherwise facilitate any effort or attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the acceptance by Purchaser for payment of Shares (and associated Rights) pursuant to the Offer, the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date of the Merger Agreement and that does not result from a breach of the Merger Agreement by the Company, (x) furnish only such information with respect to the Company to any such person pursuant to a customary confidentiality agreement as was delivered to Parent prior to the execution of the Merger Agreement and (y) participate in discussions and negotiations regarding such inquiry, proposal or offer. The Company has agreed to notify Parent promptly (and in any event within 24 hours) if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company or any of the Company Advisors, (ii) any information about the Company is requested from the Company or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company or any of the Company Advisors indicating, in each such case, in connection with such notice, the principal terms and conditions of any such proposals or offers, including the identity of the offering party, and thereafter shall keep Parent informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

  Except as set forth below, the Company Board has agreed not to withdraw its recommendation of the Offer or the Merger and other transactions contemplated thereby or approve or recommend any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company Board determines that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company Board may withdraw or alter its recommendation of the Offer or the Merger, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below), but in each case only (i) after providing written notice to Parent advising it that the Company Board has received a Superior Proposal and
(ii) if Parent does not, within five business days (or within two business days with respect to any amendment to any Superior Proposal) after Parent's receipt of notice, make an offer which the Company Board determines in its good faith judgment to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company will not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement is concurrently terminated by its terms.

  For purposes of the Merger Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person or entity (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20% or more of the total assets of the Company (other than the purchase of the Company's products in the ordinary course of business); (iii) the acquisition by a Third Party of 20% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of 20% or more of the outstanding Shares; or (vi) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities 100% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (based on consultation with the Financial Advisor or another financial adviser of nationally recognized reputation) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders than the Offer and the Merger.

  Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Cut-Off Date, unless Parent otherwise agrees in writing: (i) the businesses of the Company and its subsidiaries will be conducted only in, and the Company will not take any action except in, the ordinary course of business and in a manner consistent with past practice; (ii) the Company will endeavor to preserve substantially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and (iii) the Company will not declare or pay dividends, split, combine or reclassify its stock, issue convertible securities or issue rights, warrants or options to purchase Shares other than shares issuable upon exercise of warrants or Stock Options outstanding as of the date of the Merger Agreement; amend its Certificate of Incorporation or Bylaws; acquire or agree to acquire any business or any corporation or other business organization or division thereof; authorize any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000; increase the compensation payable to its officers or employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish or amend any collective bargaining, compensation, stock option, or other arrangement for the benefit of any director, officer or employee; make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; pay or settle any suit, claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet dated as of September 30, 1998 or subsequently incurred in the ordinary course of business and consistent with past practice; amend or modify the warranty policy of the Company; materially revalue any of its assets; or take any action that would result in any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue in any material respect or in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied.

  The Company and Parent are each obligated under the Merger Agreement to give each other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

  Under the Merger Agreement, Parent has agreed that all rights to indemnification existing in favor of directors, officers or employees of the Company (the "Indemnified Persons") as provided in the Company's Certificate of Incorporation, Bylaws or any indemnification agreements listed in the Company Disclosure Schedule, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time. Effective upon the Effective Time, to the fullest extent permitted by law, Parent shall be directly bound by, and shall guarantee the Company's and the Surviving Corporation's performance of, the Company's and the Surviving Corporation's obligations described in the prior sentence for a period of six years after the Effective Time. If Parent, the Surviving Corporation or any of either of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the indemnification obligations set forth in the Merger Agreement.

  Under the Merger Agreement, each of the parties thereto will use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions and to fulfill the conditions to the Offer and the Merger.

  Under the Merger Agreement, Parent and the Company agree to consult with one another before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated thereby. Parent and the Company further agree not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) to the extent required by the DGCL and the Company's Certificate of Incorporation, the Merger Agreement and the Merger will have been approved and adopted by the affirmative vote or consent of the stockholders of the Company, (b) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement, provided, however, that each of the parties will have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered, (c) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated, and all other required governmental filings and consents will have been made or obtained, other than the filing of the Certificate of Merger, (d) the Purchaser will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, (e) the representations and warranties of the Company, Parent and the Purchaser set forth in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date of the Merger ("Closing Date") as though made on and as of the Closing Date, and (f) the Company, Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by each of them under the Merger Agreement at or prior to the Closing Date of the Merger.

  Termination; Certain Payments; Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company only: (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and the Purchaser; (b) by either Parent or the Company if any court of competent jurisdiction or other governmental authority will have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares (and associated Rights) pursuant to the Offer or the Merger and such order, decree, ruling or other action will have become final and nonappealable; (c) by either Parent or the Company if (i) the Offer will have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares (and associated Rights) pursuant to the Offer; or (ii) the Purchaser will not have accepted for payment any Shares (and associated Rights) pursuant to the Offer within 120 days following the commencement of the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this subsection (c) will not be available to any party (or to any of its affiliates) that has failed to perform or breached in any material respect any of its obligations under the Merger Agreement which results in the failure of any condition set forth in Annex I of the Merger Agreement of a representation or warranty under the Merger Agreement by such party; (d) by Parent if (i) prior to the purchase of Shares (and associated Rights) pursuant to the Offer, (A) the Board of Directors of the Company or any committee thereof will have withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement; (B) the Board of Directors of the Company or any committee thereof will have recommended to the stockholders of the Company, taken no position with respect to, or failed to recommend against, acceptance of a Third Party Acquisition; (C) the Company will have entered into any definitive agreement with respect to a Third Party Acquisition; (D) the Board of Directors of the Company fails to reconfirm its recommendation of the Offer, the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement within five days of any written request by the Parent that the Company's Board of Directors reconfirm its recommendation; or (E) the Board of Directors of the Company or any committee thereof will have resolved to do any of the foregoing; or (ii) the Company will have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured within 20 days after the giving of written notice to the Company, among other things; or (e) by the Company if (i) the Board of Directors of the Company will have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the transactions contemplated by a Superior Proposal, provided that the Company will have complied with certain provisions of the Merger Agreement, including the notice provisions therein, or (ii) Parent or the Purchaser will have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, as applicable, except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger.

  In the event that: (i) the Merger Agreement is terminated pursuant to (d)(i) in the paragraph above or (e)(i) in the paragraph above, then the Company shall pay Parent fifty percent of the Termination Fee (as defined below) within five days after the first of such events shall have occurred. The Company shall pay the remaining fifty percent of the Termination Fee within the earlier of (i) nine months following such event, or (ii) five days after the consummation of a Third Party Acquisition or similar alternative transaction with any person other than Parent or any of its affiliates. The "Termination Fee" shall be a dollar amount equal to (A) three percent of the amount obtained by multiplying the total number of Fully Diluted Shares outstanding plus the total number of Excluded Shares (as defined in the Merger Agreement) by $7.00, plus (B) an amount equal to the actual and reasonably documented out-of-pocket fees and expenses (not to exceed $200,000) incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated hereby, which amounts shall be payable in immediately available funds. In the event the Merger Agreement is terminated pursuant to (c) in the paragraph above or (d)(ii) in the paragraph above, and the Company shall have announced (and subsequently consummates) or shall have consummated a Third Party Acquisition with any person other than Parent or any of its affiliates before or within nine months after the date of such termination, then the Company shall pay Parent the entire Termination Fee within five days after the consummation of the Third Party Acquisition. In the event that the Company shall fail to pay any amounts owing upon termination pursuant the Merger Agreement, interest shall be paid on such unpaid amounts, commencing on the date such amounts became due, at a rate of six percent per annum.

  Purchaser Stock Option. In connection with the execution and delivery of the Merger Agreement, the Company granted to Parent an irrevocable option (the "Parent Option") to purchase, for $7.00 per share in cash, newly issued shares of Common Stock representing 19.9% of the Company's total outstanding Common Stock (and associated Rights), which percentage shall be calculated after taking into account the exercise in full of the Parent Option. Parent may exercise the Parent Option, in whole or in part, at any time or from time to time from the day (the "Exercise Commencement Date") of: (i) the occurrence of certain termination events under the Merger Agreement; or (ii) the purchase of fifteen percent or more of the Shares pursuant to a tender offer is consummated by a person or entity other than Parent, the Purchaser or any affiliate thereof, whichever is earlier, until the day (the "Option Termination Date") which is the earlier of (i) the Effective Time, or (ii) one year after the termination of the Merger Agreement.

  Except as set forth above and in "THE OFFER -- Fees and Expenses," all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

  Limitation on Total Profits. The Total Profit (as defined below) that Parent shall be permitted to realize in respect of the Termination Fee and the Parent Option shall not exceed four percent of the aggregate purchase price that would have been payable for one hundred percent of the Company's Fully Diluted Shares and one hundred percent of the Excluded Shares (as defined in the Merger Agreement) at $7.00 per share. In the event Parent's Total Profit would exceed such amount, Parent shall, at its sole election, (a) reduce the number of Shares subject to the Parent Option, (b) deliver Shares received upon an exercise of the Parent Option to the Company for cancellation, (c) pay an amount of cash to the Company, or (d) do any combination of the foregoing so that Parent's actual realized Total Profit shall not exceed four percent of the aggregate purchase price that would have been payable for one hundred percent of the Company's Fully Diluted Shares and one hundred percent of the Excluded Shares at $7.00 per share. "Total Profit" means the aggregate (before taxes) of (i) any amount received pursuant to the Company's repurchase of the Parent Option (or any portion thereof), (ii) any amount received pursuant to the Company's repurchase of the Shares (less the purchase price for such Shares) subject to the Parent Option, (iii) any net cash received pursuant to the sale of Shares received by Parent in any exercise of the Parent Option to any third party (less the purchase price of such Shares), (iv) any amounts received on transfer of the Parent Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the Parent Option adjusted pursuant to Section 5.5(e) of the Merger Agreement, and (vi) the Termination Fee.

7. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  In considering the recommendations of the Company Board with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of the Company have interests in the Offer and the Merger which are described below and which may be in addition to their interests as stockholders of the Company. Stockholders also should be aware that Parent and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. The Company Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL
FACTORS -- Recommendations of the Company Board; Fairness of the Offer and the Merger."

  Indemnification and Insurance. Under the DGCL, corporations incorporated under the laws of the State of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Certificate of Incorporation provides that each director and officer will be indemnified by the Company to the fullest extent permitted under the DGCL against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The directors and officers of the Company have entered into indemnification agreements with the Company for the purpose of confirming such rights. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons. See "SPECIAL FACTORS--The Merger Agreement."

  Interests of Company Executives and Board Members. Certain members of the Company's management and Board of Directors may have or be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. The Company has informed Parent that the Company's Board of Directors was aware of and discussed these interests in connection with its consideration and approval of the Merger Agreement. In considering the recommendation of the Company Board with respect to the Offer and the Merger, stockholders of the Company should be aware of these interests which may present actual or potential conflicts of interest.

  Stock Option Matters. Pursuant to the Merger Agreement, all options to purchase Common Stock outstanding under the Company Stock Option Plans shall terminate at the Effective Time and each holder of such options shall receive in exchange for such termination a cash payment equal to the excess, if any, of the Merger Price times the number of shares of Common Stock subject to such option which are vested and exercisable (including shares which become vested and exercisable as a result of the Merger) over the aggregate exercise price of such option. The fair market value of the Common Stock on the Effective Date shall be deemed to equal the Merger Price.

  Pursuant to pre-existing arrangements with the Company, options to purchase shares of Common Stock issued under the Company Stock Option Plans held by certain executive officers will become fully vested and exercisable if such persons are terminated without cause or resign for good reason within twelve months following a change in control of the Company (such as the Merger). Because Mr. Rosenfeld's employment is being terminated in connection with the Merger, unvested options held by him will accelerate as a result of the Merger and he will receive a cash payment (as described above under "Stock Option Matters") in exchange for the termination of all such options he holds. The amount of the cash payment Mr. Rosenfeld will receive in exchange for the termination of the unvested portion of his stock options is approximately $223,000. Parent has agreed to treat all unvested options held by the executive officers other than Mr. Rosenfeld as fully vested and exercisable as of the Effective Time and therefore all such options will be terminated in exchange for a cash payment (calculated in the manner described above). The amounts to be received at or immediately following the Effective Time by Messrs. Lemont, Braverman, Phillips, Buck, Mishkin, and Lanell and by Ms. Henrich and Ms. Mehegan, with respect to their unvested stock options (net of exercise price) are approximately $208,806, $90,941, $86,147, $95,388,
$94,688, $93,463, $58,594 and $10,547, respectively. In addition, Parent has agreed that each Company employee other than the executive officers who becomes an employee of Parent following the Merger shall receive a cash payment equal to the value of his or her unvested stock options at the Effective Time (which options shall have terminated at the Effective Time) if such persons remain in the employ of Parent for six months following the Merger.

  Biographical information for the above executive officers of the Company may be found in Schedule II attached to this Offer to Purchase.

  Certain non-employee directors of the Company have received options to purchase Common Stock under the Directors Plan. All stock options granted pursuant to the Directors Plan are fully vested and all directors holding options under such plan have agreed that such options will terminate, to the extent not previously exercised, as of the Effective Time.

  Severance Arrangements. In June 1993, Mr. Rosenfeld entered into a Noncompetition and Termination Agreement with the Company that provides that if the Company terminates his employment without cause, the Company shall make a termination payment (the "Termination Payment") equal to the sum of his then-current annual base salary plus 80% of his then-current maximum variable compensation amount, which Termination Payment would be paid out in equal monthly payments over a twelve-month period. This agreement also provides that, if terminated as described above, Mr. Rosenfeld's options would continue vesting during the twelve-month severance period and shall become fully vested on the first anniversary of his termination date. Mr. Rosenfeld's employment with the Company will terminate in connection with the Merger. Parent and Mr. Rosenfeld have agreed that Mr. Rosenfeld will be entitled to receive a one-time Termination Payment of $392,000 immediately following the Merger.

  Pursuant to pre-existing arrangements between the Company and each of Messrs. Lemont, Braverman, Buck, Lanell, Mishkin and Phillips and Ms. Henrich and Ms. Mehegan, each such executive officer is entitled to severance pay equal to six months' of his or her base salary in the event he or she is terminated other than for cause within twelve months following a change in control of the Company, such as the Merger.

  Mr. Rosenfeld's Noncompetition and Termination Agreement, as well as the severance arrangements described above for the other executive officers described in the preceding paragraph, will terminate upon the Closing.

  Oracle Consulting Arrangements. In connection with the Merger, Parent entered into a Consulting Agreement with Mr. Rosenfeld whereby Mr. Rosenfeld will become a consultant to Parent to assist with the transition of the Company into a subsidiary of Parent and related strategic business issues for three months following the Merger in exchange for a monthly consulting fee of $37,000.

  Oracle Employment Arrangements. In connection with the Merger, the following executive officers of the Company entered into offer letters with Parent whereby Parent agreed to employ such persons following the Merger in the capacities and on the terms described below. Mr. Lemont will become a Vice President and General Manager of Parent with an annual starting salary of $250,000; he will be eligible to receive bonus payments during his first year of employment totaling a maximum of $112,500 and will receive options to purchase 30,000 shares of Parent Common Stock. Mr. Phillips will become a Vice President and Chief Architect of Configuration Technology of Parent with an annual starting salary of $160,000; he will be eligible to receive bonus payments during his first year of employment totaling a maximum of $24,000 and will receive options to purchase 25,000 shares of Parent Common Stock. Mr. Buck will become a Vice President of Development of Parent with an annual starting salary of $160,000; he will be eligible to receive bonus payments during his first year of employment totaling a maximum of $24,000 and will receive options to purchase 25,000 shares of Parent Common Stock. Mr. Mishkin will become a Vice President of Configuration Integration of Parent with an annual starting salary of $145,000; he will be eligible to receive bonus payments during his first year of employment totaling a maximum of $21,750 and will receive options to purchase 15,000 shares of Parent Common Stock. Ms. Henrich will become a Senior Practice Director of Parent with an annual starting salary of $130,000; she will be eligible to receive bonus payments during her first year of employment totaling a maximum of $13,000 and will receive options to purchase 10,000 shares of Parent Common Stock. Mr. Lanell will become a Vice President of Product Configuration Sales of Parent with an annual starting salary of $160,000; he will be eligible to receive bonus payments during his first year of employment totaling a maximum of $24,000 and will receive options to purchase 20,000 shares of Parent Common Stock. Each of the above officers will also be eligible to receive discretionary incentive compensation based on individual productivity and Parent's performance. In addition, each officer, except Mr. Lemont, is entitled under the terms of his or her offer letter to receive severance pay equal to six months' of his or her base salary in the event he or she is terminated other than for cause or if such person resigns as a result of a material adverse change in his or her position or responsibility or because he or she is required to relocate in each case within two years following the Merger. In Mr. Lemont's case, he is entitled under the terms of his offer letter to receive severance pay equal to $150,000 in the event his employment with Parent is terminated other than for cause or resigns as a result of a material adverse change in his position, responsibility or compensation or his being required to relocate at any time following the Merger. The above severance arrangements are in exchange for the individual's agreement to terminate all rights he or she has under existing arrangements with the Company relating to his or her termination of employment.

  The parties expect Parent and each of Ms. Mehegan and Mr. Braverman to enter into transition employment arrangements whereby such individuals will be employed by Parent for three months following the Effective Time to assist with the transition of the Company into a subsidiary of Parent.

  Noncompetition Agreements. Each of the following individuals entered into a Noncompetition Agreement with Parent whereby such person agreed for the indicated time period following the Merger and in exchange for the cash payment indicated not to become employed by or otherwise provide services to an entity engaged in the development or marketing of configuration software products: Mr. Rosenfeld: $150,000, one year; Mr. Lemont: $100,000, two years; Mr. Braverman: $60,000, one year; Mr. Phillips: $50,000, two years; Mr. Buck:
$50,000, two years; Mr. Mishkin: $50,000, two years; Ms. Henrich: $50,000, two years; and Mr. Lanell: $50,000, two years. In addition, each of the above individuals agreed not to solicit employees or consultants of Parent or the Company for two years following the Merger. The parties expect Parent and Ms. Mehegan to enter into a customary Noncompetition Agreement for a period of one year in exchange for a one-time cash payment of $15,000.

                                   THE OFFER

1.TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions set forth under "THE OFFER --
 Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on December 15, 1998, unless and until the Purchaser in its sole discretion, but subject to the terms and conditions of the Merger Agreement, will have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

  The Offer is conditioned upon, among other things, satisfaction (or waiver with approval of the Company Board) of the Minimum Share Condition and the other conditions to the Offer set forth under "THE OFFER -- Certain Conditions of the Offer."

  Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer set forth under "THE OFFER -- Certain Conditions of the Offer," to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition (except, without the consent of the Company Board, for the Minimum Share Condition), by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension, and all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "THE OFFER --
 Withdrawal Rights." The Purchaser may (x) from time to time extend (and re-extend) the Offer, if at the scheduled expiration date of the Offer, any of the Offer Conditions (other than the Minimum Share Condition) shall not have been satisfied or waived, until such time as such conditions shall be satisfied or waived; (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than twenty business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) above if on such expiration date there shall not have been tendered at least that number of Shares (and associated Rights) necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the DGCL. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Any termination, amendment, extension or waiver will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcements, the Purchaser will not have any obligations to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or the Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE OFFER -- Withdrawal Rights." The ability of the Purchaser to delay the payment for the Shares that the Purchaser has accepted for payment, however, is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser or Parent makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will, or Parent will cause the Purchaser to, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, or a change in a dealer's advisory fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in a dealer's solicitation fee, a minimum period of ten business days from the date of such change is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to stockholders of record and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and Share certificates for tendered Shares must be received by the Depositary at one of such addresses or such Share certificates must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") and the Philadelphia Depositary Trust Company ("PDTC") (DTC and PDTC, each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the

Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to a person other than the registered holder of the Share certificates, the tendered Share certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder(s) appear on the Share certificates with the signatures on such Share certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (1) such tender is made by or through an Eligible Institution;

    (2) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (3) the Share certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of Book-Entry Transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A "NASDAQ trading day" is any day on which NASDAQ is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof) for such Shares, properly completed and duly executed, with any required signature guarantees, or, in the case of Book-Entry Transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

  Purchaser's acceptance for payment of Shares validly tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Share Condition, which can only be waived with the consent of the Company Board) or any defect or irregularity in any tender with respect to any particular Shares, or with respect to those Shares held by any particular stockholder, whether or not similar conditions, defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Purchaser, any of its affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid backup withholding of Federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described above, under Federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 11 to the Letter of Transmittal.

3.WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 15, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn if Share certificates have been tendered and the name of the registered holder of the Shares to be withdrawn as set forth on such Share certificates if different from the name of the person who tendered the Shares. If Share certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the appropriate financial institution that is a member of the system of a Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following one of the procedures described above under "THE OFFER --
 Procedure for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, any of their affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the terms set forth under "THE
OFFER -- Withdrawal Rights" promptly after the later to occur of (i) the Expiration Date or (ii) the satisfaction or waiver (where permissible) of the terms and conditions set forth under "THE OFFER -- Certain Conditions of the Offer." Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of Purchaser, which determination will be final and binding on all holders of Shares. See "THE OFFER -- Terms of the Offer." Subject to applicable rules of the SEC and the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "THE OFFER -- Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for purchase.

5.CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE

ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income and other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its Social Security number or employer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares."

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

  The receipt of cash by stockholders pursuant to the Merger should result in similar Federal income tax consequences to such stockholders similar to those described above.

6.PRICE RANGE OF THE SHARES

  The Common Stock is traded over the counter on NASDAQ under the symbol CTRA. The following table sets forth for the periods indicated the high and low sale prices of the Common Stock as reported by NASDAQ.

FISCAL 1997                                                         LOW    HIGH
-----------                                                        ------ ------
Quarter ended June 30, 1996....................................... $  4.5 $  7.0
Quarter ended September 30, 1996.................................. $4.563 $7.375
Quarter ended December 31, 1996................................... $ 6.25 $11.75
Quarter ended March 31, 1997...................................... $ 4.25 $15.25
FISCAL 1998                                                         LOW    HIGH
-----------                                                        ------ ------
Quarter ended June 30, 1997....................................... $  4.5 $  9.0
Quarter ended September 30, 1997.................................. $  5.5 $  7.5
Quarter ended December 31, 1997................................... $  4.0 $ 7.25
Quarter ended March 31, 1998...................................... $3.125 $6.125
FISCAL 1999                                                         LOW    HIGH
-----------                                                        ------ ------
Quarter ended June 30, 1998....................................... $3.625 $6.125
Quarter ended September 30, 1998.................................. $2.094 $4.563
Quarter ended December 31, 1998 (through November 16, 1998)....... $  2.5 $6.875

  On November 10, 1998, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources the reported closing sales price per Share on NASDAQ was $3.563. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7.CERTAIN INFORMATION CONCERNING THE COMPANY

  General. The following description of the Company's business has been taken from the Company's Report on Form 10-K for the fiscal year ended March 31, 1998 (the "10-K"):

  Concentra Corporation was incorporated under the laws of Delaware in 1984 as ICAD, Inc. and changed its name to Concentra Corporation in 1995 with its principal place of business at 21 North Avenue, Burlington, Massachusetts 01803-3301. Concentra develops, markets and supports software products that automate the processes that underlie selling customizable products, services and systems. A significant portion of the time it takes to market and sell new products goes into gathering accurate and timely product and market packaging information from other parts of the enterprise, and reformatting it in order to facilitate buy decisions and win business. The Company has developed an innovative approach to improving sales force effectiveness based on capturing and applying product and process knowledge necessary for selling customizable products. This new approach enables companies to capture what and how they sell in order to generate new configurations, quotes and complete sales proposals directly from unique and specific customer requirements. As a result, sales and customer service productivity is improved and the time it takes to respond to market opportunities is substantially decreased.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers (including their remuneration and stock options granted to them), Shares held by them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York 10048. Copies also may be obtained, by mail, upon payment of the SEC's customary charges by writing to the SEC's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, proxy statements and other information. The information also should be available at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Directors and Officers. The name, address, principal occupation or employment, five-year employment history, and citizenship of each director and executive officer of the Company is set forth in Schedule II hereto.

  Selected Financial Data. The selected financial information of the Company and its subsidiaries set forth below was excerpted and derived from the Company's 10-K, which included audited financial statements for the fiscal year ended March 31, 1998, and the unaudited financial statements contained in the Company's quarterly report for its fiscal quarter ended September 30, 1998, as filed by the Company with the SEC. More comprehensive financial information is included in the 10-K (including management's discussion and analysis of results of operations and financial position) and other documents filed with the SEC. The following summary financial information is qualified in its entirety by reference to such documents and all other reports and documents filed with the SEC and all of the financial statements and related notes contained therein. Such reports and certain other reports may be examined and copies may be obtained at the offices of the SEC in the manner set forth in above. Although Purchaser has no knowledge that any information contained in the following summary of financial information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or the failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

                             CONCENTRA CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      SIX MONTHS
                                         ENDED
                                     SEPTEMBER 30,     YEAR ENDED MARCH 31,
                                    ---------------  --------------------------
                                     1998    1997      1998     1997     1996
                                    ------- -------  --------  -------  -------
                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues........................... $15,819 $ 8,711  $ 13,770  $24,571  $20,720
Total operating expenses........... $12,782 $13,536  $ 28,777  $29,020  $21,293
Net (loss) income.................. $ 3,827 $(5,344) $(16,903) $(3,940) $    36
Net (loss) income per common
 share(1).......................... $  0.63 $ (0.97) $  (2.94) $ (0.73) $  0.01

                                                        SEPTEMBER 30, MARCH 31,
                                                            1998        1998
                                                        ------------- ---------
                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital......................................    $ 1,206     $(3,781)
  Total assets.........................................    $11,336     $11,212
  Total Stockholders' Equity...........................    $ 4,389     $   425

--------
(1) Applicable to holders of common stock.

  Certain Projections. In the ordinary course of the Company's business planning and budgeting process, the Company's management develops and presents to the Company Board projections of the future performance of the Company.

  THE PROJECTIONS SET FORTH BELOW WERE DEVELOPED FOR PLANNING PURPOSES ONLY AND ARE NOT TO BE REGARDED AS FACTS AND SHOULD NOT BE RELIED UPON AS ACCURATE REPRESENTATIONS OF FUTURE RESULTS. SUCH PROJECTIONS ARE BASED ON NUMEROUS ESTIMATES AND ASSUMPTIONS WHICH THEMSELVES ARE BASED UPON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND PARENT'S AND THE COMPANY'S CONTROL. SUCH PROJECTIONS ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE PROJECTIONS WERE NOT PREPARED IN CONTEMPLATION OF THE OFFER OR THE MERGER AND, THEREFORE, DO NOT REFLECT ANY BENEFITS OR COSTS THAT COULD RESULT AS A CONSEQUENCE OF CONSUMMATION OF THE OFFER OR THE MERGER. NONE OF THE COMPANY, PURCHASER, PARENT NOR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. THE INCLUSION OF THE PROJECTIONS SET FORTH BELOW SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLYING WITH THE PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. THE PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND, ACCORDINGLY, THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM.

                CONCENTRA MANAGEMENT PROJECTIONS--CONSOLIDATED
                  ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  Q3 FY 1999 Q4 FY 1999 FY 2000
                                                  ---------- ---------- -------
Revenue..........................................   $6,040     $6,540   $33,242
Cost of sales....................................   $1,544     $1,496   $ 7,418
Total operating expenses.........................   $2,623     $2,783   $13,848
Net income.......................................   $1,566     $2,311   $10,848
Fully diluted earnings per share. ...............   $ 0.24     $ 0.36   $  1.63

8.CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

  Purchaser. The Purchaser is a Delaware corporation and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 500 Oracle Parkway, Redwood Shores, California 94065. The Purchaser is a wholly-owned subsidiary of Parent.

  Parent. Parent is a Delaware corporation. Its principal offices are located at 500 Oracle Parkway, Redwood Shores, California 94065. Parent and its subsidiaries design, develop, market and support computer software products with a variety of uses, including database management, application development, business intelligence and business applications. For the fiscal year ended May 31, 1998, Parent had revenues of $7.1 billion and net income of $814 million. At May 31, 1998, Parent had total assets of $5.8 billion.

  The name, citizenship, business address, principal occupation or employment and five-year employment history and certain other information for each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I hereto.

  As of November 10, 1998, Parent beneficially owned 2,374,318 Shares pursuant to the Support Agreements, and was granted the right to acquire shares of the Common Stock pursuant to the Parent Option. See "SPECIAL FACTORS-- Introduction." Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.FINANCING OF THE OFFER AND THE MERGER

  The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $47 million, not including certain severance arrangements and transaction costs. The Purchaser intends to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to the Purchaser at the time the shares tendered pursuant to the Offer are accepted for payment. Parent intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10.INTERCOMPANY ARRANGEMENTS BETWEEN PARENT AND THE COMPANY; OTHER EXISTING AGREEMENTS

  On September 11, 1998, in connection with the proposed acquisition (the "Proposal") of the Company by the Parent, the Company and the Parent entered into a customary Confidential Nondisclosure Agreement. Under the agreement, each party agreed to make available to the other certain nonpublic information concerning its business in connection with the Proposal. In addition, the parties agreed to maintain the confidentiality of nonpublic information disclosed by the other.

  The Company has been a member of Parent's Cooperative Applications Initiative ("CAI") pursuant to which the Company is entitled to receive certain software applications, application product interfaces, documentation and consulting assistance from Parent for the purpose of integrating the Company's products with the Parent's products using the Parent's open interface architecture.

11. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION

  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, and will reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

  NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ. According to NASDAQ's published guidelines, the Shares would not be eligible to be included for continued listing if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of at least 100 Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $5,000,000. If these standards are not met, the Shares might continue to be listed on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 500,000, or if the aggregate market value of such publicly held Shares falls below $1,000,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stabilizing bid), NASDAQ rules provide that the securities would no longer qualify for inclusion in NASDAQ and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  Purchaser has been advised by the Company that as of November 10, 1998, there were approximately 118 holders of record of the Shares.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

12.CERTAIN CONDITIONS OF THE OFFER

  Capitalized terms used in this Section 12 and not otherwise defined shall have the meanings attributed thereto in the Merger Agreement. Any other provision of the Offer notwithstanding, the Purchaser shall not be required to accept for payment or pay for any Shares (and associated Rights) tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares (and associated Rights) tendered, if (i) the Minimum Share Condition shall not have been satisfied, or
(ii) at least 15 of the employees listed on Annex I to the Company Disclosure Schedule to the Merger Agreement shall not have signed offer letters to become employees of Parent, or (iii) any applicable waiting period under the HSR Act and under any applicable antitrust laws of any foreign country shall not have expired or been terminated prior to the expiration of the Offer, or (iv) the amendment to the distributor agreement described in Item 20 of Schedule 4.15(a)(ii) of the Company Disclosure Schedule (which causes such distributor to lose its exclusive status in a certain European country) shall not have been entered into or shall not be in effect, or (v) at any time on or after the date of the Merger Agreement and before the acceptance of such Shares (and associated Rights) for payment or the payment therefor, any of the following conditions exists:

    (a) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been issued and shall remain in effect;

    (b) there shall have been instituted or be pending any action or proceeding by any Governmental Entity (i) challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer or the Merger or seeking damages that would make the Offer, the Merger or any other transaction contemplated by the Merger Agreement materially more costly to Parent or the Purchaser,
  (ii) seeking to prohibit or limit materially the ownership or operation by the Purchaser or Parent of all or a material portion of the business or assets of the Company, or to compel the Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or the Purchaser or Parent, as a result of the Offer or the Merger,
  (iii) seeking to impose or confirm limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares (and associated Rights), including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (iv) seeking to require divestiture, or separate ownership, by Parent, the Purchaser or any other affiliate of Parent of any

  Shares or any portion of the business or assets of Parent, Purchaser or the Company or any of their subsidiaries, or (v) which reasonably could be expected to result in a Material Adverse Effect;

    (c) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, by any Governmental Entity or by any third party, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

    (d) any event, change or effect that, individually or in the aggregate, is or is reasonably likely to constitute a Material Adverse Effect shall have occurred following the date of the Merger Agreement;

    (e) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement, which breach or failure cannot be or has not been cured prior to the earlier of (i) 20 days after the giving of written notice to the Company, and (ii) the expiration of the Offer;

    (f) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case when made and at and as of such time as if made at and as of such time (except that representations and warranties made as of a specified date shall only be true and correct as of such date);

    (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market or the over the counter market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (iv) any extraordinary material adverse change in the financial markets in the United States; or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

    (h) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of a majority of the then outstanding Shares have been acquired by any person other than Parent or any of its affiliates, or (ii)(A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Third Party Acquisition or any other acquisition of Shares other than the Offer and the Merger, (B) the Company shall have entered into a definitive agreement with respect to a Third Party Acquisition, (C) the Board of Directors of the Company fails to reconfirm its recommendation of the Offer or the Merger within five days of any written request by Parent or the Purchaser for such reconfirmation, or (D) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

    (i) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of the Purchaser and Parent. The foregoing rights of the Purchaser will be available regardless of the circumstances giving rise to any such conditions (including any action or omission to act of the Purchaser) and (other than the Minimum Share Condition) may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion.

  The failure by the Purchaser or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

13. CERTAIN LEGAL MATTERS

  General. Except as described in this Section 13, based on its review of publicly available filings of the Company with the SEC and other publicly available information regarding the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by or with any domestic, foreign, or international government authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by Purchaser. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 13, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be divested if such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligations to accept for payment or pay for the Shares tendered pursuant to the Offer is subject to certain conditions set forth in this Offer, including the conditions set forth above in this paragraph and with respect to litigation and governmental action as contemplated herein. See "THE OFFER -- Certain Conditions of the Offer."

  Federal Regulatory Approval. Except as otherwise noted in this Section, no federal regulatory approval is required for the Purchaser to complete the Offer and consummate the Merger.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Purchaser became an interested stockholder on November 10, 1998 (in connection with the Merger Agreement) in a transaction approved by the Company Board of Directors. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to

Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions (including certain transactions involving the proposed acquisition of in excess of 15%, 25% and 50% of the equity interest of a target corporation) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied (the "HSR Requirements"). The acquisition of Shares pursuant to the Offer is subject to such requirements.

  Purchaser expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following the commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington D.C. City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Purchaser. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington D.C. City time, on the 10th day after substantial compliance by Purchaser with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Merger will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

  Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

14. FEES AND EXPENSES

  Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Purchaser and Parent have retained Georgeson & Company Inc. to be the Information Agent and BankBoston, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer,

  The following is an estimate of expenses to be incurred by the Parent in connection with the Offer and the Merger:

   Legal Fees.......................................................... $300,000
   Accounting Fees.....................................................   50,000
   Printing and Mailing................................................  200,000
   Advertising.........................................................   80,000
   Filing Fees.........................................................   12,000
   Depository Fees.....................................................   10,000
   Information Agent...................................................   10,000
   Miscellaneous.......................................................   10,000
                                                                        --------
     Total............................................................. $672,000
                                                                        ========

  None of the foregoing fees will be paid by the Company.

15. MISCELLANEOUS

  Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Parent and the Purchaser have filed with the SEC a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the SEC in the manner set forth under "THE OFFER -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                  SCHEDULE I

  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following sets forth the name and principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Parent. Except as otherwise indicated, each of Parent's directors and officers is a citizen of the United States. The business address of each executive officer and director of Parent is 500 Oracle Parkway, Redwood Shores, California 94065, unless otherwise set forth below. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Parent.

  LAWRENCE J. ELLISON, 54, has been Chief Executive Officer and a director of Parent since he co-founded Parent in May 1977, and was President of Parent until June 1996. Mr. Ellison has been Chairman of the Board since June 1995 and was Chairman of the Board from April 1990 until September 1992. He has been a member of the Executive Committee since 1986. Mr. Ellison is a director of Apple Computer, Inc., a director of SuperGen, Inc., Co-Chairman of California's Council on Information Technology, and a member of President Clinton's Export Council.

  DONALD L. LUCAS, 68, has been a director of Parent since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee since 1987. Mr. Lucas has been a member of the Committee on Compensation and Management Development since 1989 and a member of the Nominating Committee since December 1996. He was Chairman of the Board from October 1980 through March 1990. He has been a venture capitalist since 1960. He is also a director of Cadence Design Systems, Inc., Coulter Pharmaceutical, Inc., Macromedia, Inc., Transcend Services, Inc. and Tricord Systems, Inc.

  MICHAEL J. BOSKIN, 53, has been a director of Parent since May 1994. He has been a member of the Finance and Audit Committee and the Nominating Committee since July 1994 and a member of the Committee on Compensation and Management Development since July 1995. He was appointed Chairman of the Committee on Compensation and Management Development in July 1997. Dr. Boskin has been a professor of economics at Stanford University since 1971 and is Chief Executive Officer and President of Boskin & Co., a consulting firm. He was Chairman of the President's Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin is also a director of Exxon Corporation, First Health Group, Inc. and Airtouch Communications, Inc.

  RAYMOND J. LANE, 51, has been President and Chief Operating Officer since July 1996. Mr. Lane served as Executive Vice President of Parent and President of Worldwide Operations from October 1993 to June 1996, and has been a director since June 1995. He served as a Senior Vice President of Parent and President of Oracle USA from June 1992 to September 1993. Before joining Parent, Mr. Lane served as Senior Vice President and Managing Partner of the Worldwide Information Services Group at Booz-Allen & Hamilton from July 1986 to May 1992. He served on the Booz-Allen & Hamilton Executive Committee and its Board of Directors from April 1987 to May 1992, and on its Board of Directors from April 1991 to May 1992. Mr. Lane is also a member of the Board of Trustees of Carnegie-Mellon University.

  JEFFREY O. HENLEY, 54, has been Executive Vice President and Chief Financial Officer of Parent since March 1991 and has been a director since June 1995. Prior to joining Parent, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991.

  JACK F. KEMP, 63, has been a director of Parent since February 1997 and previously served as a director of Parent from February 1995 until September 1996. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp was the Secretary of Housing and Urban Development from February 1989 until January 1992. Mr. Kemp is also a director of American Bankers Insurance Group, Inc., Carson, Inc., Everen Capital Corporation, and The Sports Authority, Inc.

  JEFFREY BERG, 51, has been a director of Parent since March 1997. He has been a member of the Finance and Audit Committee since April 1997. Mr. Berg has been an agent in the entertainment industry for over 25 years and the Chairman and Chief Executive Officer of International Creative Management, Inc. since 1985. Mr. Berg is also a director of Excite, Inc. He served as Co-Chair of the California Information Technology Council and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. Mr. Berg also serves as a director of Shaman Pharmaceuticals Inc.

  RICHARD A. MCGINN, 52, has been a director of Parent since March 1997. Mr. McGinn has served as Chairman of the Board of Directors of Lucent Technologies, Inc. since February 1998 and has been its Chief Executive Officer since October 1997. Mr. McGinn served as President and Chief Operating Officer of Lucent Technologies from February 1996 to October 1997 and a director since April 1997. Lucent Technologies is the communications and technology company that was spun off from AT&T in April 1996. Mr. McGinn served as Executive Vice President of AT&T and Chief Executive Officer of AT&T Network Systems from October 1994 to April 1996. He served as President and Chief Operating Officer of AT&T Network Systems from August 1993 to October 1994 and as a Senior Vice President from August 1992 to August 1993. Mr. McGinn also serves as a director of American Express Company.

  GARY L. BLOOM, 37, has been the Executive Vice President of the System Products Division since May 1997 and has held various positions, including Senior Vice President of the Worldwide Alliances and Technologies Division from May 1997 to October 1997, Senior Vice President of the Product and Platform Technologies Division from May 1996 to May 1997 and Vice President of the Mainframe and Integration Technology Division and Vice President of the Massively Parallel Computing Division from May 1992 to May 1996. Prior to joining Parent, Mr. Bloom worked at IBM Corporation and at Chevron Corporation where he held various technical positions in their mainframe system areas.

  DAVID J. ROUX, 41, has been Executive Vice President of Corporate Development since March 1996, and Senior Vice President of Corporate Development of the Parent since September 1994. Since February 1998, he also has served as the Chief Executive Officer and President of Network Computer, Inc., a subsidiary of Parent. Before joining Parent, Mr. Roux served as Senior Vice President, Marketing and Business Development at Central Point Software from April 1992 to July 1994. From October 1991 to April 1992, he served as Senior Vice President of the Portable Computing Group at Lotus Development Corporation and from June 1989 to October 1991, he served as Vice President of Business Development at Lotus Development Corporation.

  DANIEL COOPERMAN, 47, has been Senior Vice President, General Counsel and Secretary of Parent since February 1997. Prior to joining Parent, Mr. Cooperman had been associated with the law firm of McCutchen, Doyle, Brown & Enersen since October 1977, and had served there as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm's Business & Transactions Group, and from April 1989 through September 1995, he served as the Managing Partner of the law firm's San Jose Office.

  KAY KOPLOVITZ, 53, has been a director of Parent since October 1998. Ms. Koplovitz founded USA Networks in 1977 and served as its Chief Executive Officer until April 1998. Ms. Koplovitz is also a director of Nabisco Holdings Corporation, Inc., General Re and Liz Claiborne, Inc. She was also appointed by President Clinton to chair the National Women's Business Council, an advisory board for women-owned businesses.

  RANDY BAKER, 54, has been Executive Vice President, Oracle Support, Education and Business OnLine Services since October 1998. Prior to joining Parent in 1993, Mr. Baker was Vice President of Worldwide Customer Support and Services for Tandem Computers. He had also been with International Business Machines for 17 years, holding positions in the systems engineering, product management, and support divisions. Mr. Baker is a member of the President's Cabinet at California Polytechnic State University in San Luis Obispo.

  PIER CARLO FALOTTI, 56, has been Executive Vice President of Oracle Corporation, Oracle Europe, Middle East and Africa, since October 1998. Before joining Parent in September 1996, Mr. Falotti was Executive Vice President of International Operations at AT&T. Mr. Falotti has also served as President and Chief Executive Officer of the ASK Group, a database and software company, and spent 23 years at Digital Equipment Corporation in various roles, including President and Chief Executive Officer of Digital Europe, Middle East. Mr. Falotti is a director of INSEAD and IMD, two European business schools, and of First Virtual Corporation and Logitech S.A. In addition, he is a member of the Council for U.S. and Italy relations. Mr. Falotti is a citizen of Italy.

  JENNIFER L. MINTON, 37, has served as Vice President and Corporate Controller since November 1998. Ms. Minton served as Vice President, Corporate Planning, Analysis and Accounting from August 1995 to October 1998, as Assistant Corporate Controller from September 1991 to July 1995, and as Accounting Manager from May 1989 to August 1991. Prior to joining Parent, Ms. Minton held various positions in the Audit Division of Arthur Andersen LLP, an international public accounting firm.

  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The President and Chief Financial Officer of the Purchaser is David J. Roux, and the Vice President and Secretary of the Purchaser is Thomas Theodores. Mr. Roux is the sole Director of the Purchaser. The director and officers of the Purchaser were appointed or elected on October 30, 1998. Additional information regarding Mr. Roux is set forth on the preceding page.

  THOMAS THEODORES, 48, is Vice President/Deputy General Counsel of Parent where he manages the Corporate, International and Strategic Licensing Group. His responsibilities include corporate and securities, international, legal policy administration, strategic transactions and technology licensing. Mr. Theodores joined Parent in 1986. Prior to joining Parent, he was a partner at the Nemir Law Firm in San Francisco.

                                  SCHEDULE II

  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following sets forth the name and principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of the Company. Each of the Company's directors and officers is a citizen of the United States. The business address of each executive officer and director of the Company is 21 North Avenue, Burlington, Massachusetts 01803, unless otherwise set forth below. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with the Company.

  LAWRENCE W. ROSENFELD, 46, a founder of the Company, has been Chief Executive Officer and a director since the Company's inception in 1984, Chairman of the Board of Directors since March 1993 and President from inception through March 1993 and again since July 1994. From 1982 to 1984, Mr. Rosenfeld was an independent CAD/CAM consultant. From 1974 to 1981, Mr. Rosenfeld was employed in various positions at Hood Sailmakers, Inc.

  DAVID I. LEMONT, 40, joined the Company in June 1994 as Senior Vice President and Chief Operating Officer. From February 1992 to May 1994, Mr. Lemont held several Vice President positions in the sales organization at Computervision Corporation. From January 1981 to February 1992, he held various sales and sales management positions with the Unigraphics Division of McDonnell Douglas.

  ALEX N. BRAVERMAN, 38, has been Vice President, Chief Financial Officer and Treasurer since November 1996. From July 1994 to November 1996, he was Corporate Controller. Mr. Braverman was Controller of Artel Communications Corporation, a manufacturer of computer networking and video products, from 1988 until it was merged with Chipcom Corporation in February 1994, and was employed thereafter by Chipcom Corporation until July 1994. From 1982 to 1988, he held various financial and managerial positions with BTU Engineering and the William Carter Company.

  PETER T. LANELL, 46, has been Vice President of Worldwide Field Operations since 1997. From April 1993 to April 1996, he was Vice President, North American Field Operations. From April 1992 to April 1993, he was the Company's Vice President, North American Sales. Mr. Lanell joined the Company in 1988 and has held various positions within North American Sales since that time. Prior to joining the Company, Mr. Lanell was a salesman for Intellicorp, Inc. from 1986 to 1988. From 1982 to 1986, he held positions in sales and technical sales support at Calma, a division of General Electric.

  ROBERT E. PHILLIPS, Ph.D., 42, has been Chief Technology Officer and Vice President, Product Definition since November 1997. He was one of the original employees of Concentra, then known as ICAD, from 1985-1987. Dr. Phillips spent six years at General Electric Aircraft Engines and was responsible for Engineering Automation activities in that Division. He returned to Concentra in 1993 as Director, New Product Development then became Vice President of Engineering before taking his current position. He has 20 years of advanced computer system research, development and deployment.

  NOREEN H. HENRICH, 43, has been Vice President, Worldwide Client Services since June 1995. From June 1993 to June 1995, she was Director of Technical Services. Ms. Henrich joined the Company in 1988 and held the position of Director of Technical Sales Support until June 1993. Prior to joining the Company, Ms. Henrich was employed by Computervision in various positions. Her final position was as the director of their applied technology center. She was employed by Computervision from 1979 to 1988.

  ALBERTO DE BENEDICTIS, 46, has been a director of the Company since June 1993. He has been with Finmeccanica in various positions for over ten years. He is currently Senior Vice President of Finmeccanica for Corporate Development. Mr. de Benedictis serves on the Board of Directors of a number of affiliates of Finmeccanica, including Elsag Bailey Process Automation N.V. and Union Switch and Signal, Inc.

  DAVID M. GREENHOUSE, 38, has been a director of the Company since August 1998. Since 1992, Mr. Greenhouse has been a senior executive of the management company that manages a number of investment funds (including Special Situations Fund III, L.P.), several of which hold equity investments in the Company. Prior to joining Special Situations Fund, Mr. Greenhouse was employed by an international financial advisory firm.

  A. WILLIAM BERKMAN, Jr., 55, has been a director of the Company since August 1989. Mr. Berkman works as an independent consultant and, since 1986, has served as a consultant to Toyo Corporation, a publicly-held Japanese trading company. Mr. Berkman is also the Chief Executive Officer of Biomation Corporation, a manufacturer of logic analysis systems, Chairman of the Board of Embedded Performance, Inc., a manufacturer of emulators and software for RISC microprocessors, and President of Toyo U.S. Holdings, Inc., a wholly owned subsidiary of Toyo Corporation.

  WILLIAM E. KELLY, 46, has been a director of the Company since June 1993. He has served as Secretary from the Company's incorporation in 1984 (except for the period from June 1993 to September 1993). Mr. Kelly was a partner in the law firm of Cuddy Bixby in Boston from 1988 until December 1994. Since January 1995, Mr. Kelly has been a partner in the Boston law firm of Peabody & Arnold LLP.

  STEPHEN J. CUCCHIARO, 46, has been a director of the Company since March 1993 and is President of Windward Capital, Inc., an investment management firm. From March 1993 until March 1994, Mr. Cucchiaro was President of the Company and, following his resignation as President, he directed special projects for the Company until he left in September 1994 to found Windward Capital. From April 1992 to March 1993, he was the Company's Executive Vice President, Chief Operating Officer and Chief Financial Officer. From October 1987 until December 1989, Mr. Cucchiaro was employed by Lotus Development Corporation as General Manager of that company's Communications and Specialty Software divisions. Mr. Cucchiaro was President of Datext, Inc., a company he co-founded, from June 1984 until it was acquired by Lotus Development Corporation in October 1987.

  VINCENZO CANNATELLI, 45, has been Vice Chairman of the Board of Directors of the Company and Chairman of its Executive Committee since June 1993. Mr. Cannatelli is the Managing Director and Chief Executive Officer of Elsag Bailey Process Automation N.V., a company listed on the New York Stock Exchange. He has been Group Executive Vice President of the Elsag Bailey Group of companies, a division of Finmeccanica, since 1992. Elsag Bailey Process Automation N.V. is owned in the majority by Finmeccanica. From 1989 to 1990, Mr. Cannatelli was Executive Vice President of Elsag Bailey Inc. Prior to 1989, he served in several executive positions at STET and in the Elsag Bailey Group.

  MARVIN MISHKIN, 42, has been Vice President of the OEM Business Unit since September 1998. From 1986 through August 1998, he held various positions within the Company which included Director of the OEM Business Unit, Director of Consulting Services and Director of Worldwide Services. Prior to joining the Company, he held various management positions at Computervision in its Applied Technology Center.

  KAREN MEHEGAN, 47, has been Director of Human Resources since joining the Company in February 1997. Prior to joining the Company, she was employed in a number of human resource management and consulting roles, including Senior Consultant for SystemSoft from 1996 to 1997, Director of Human Resources and Administration from 1985 to 1996 for Encryption Technology and Human Resources Manager for Financial and Insurance Times from 1982 to 1985.

  RICHARD BUCK, 39, has been Vice President of Selling Point Engineering since September 1998. From March 1997 to August 1998, he was director of Selling Point Engineering for the Company. Prior to joining the Company, he was Vice President of Software Development for MarketMAX from 1993 to 1996. From 1990 to 1993 he was Director of Research and Development of the new Sales Force Automation business unit of Epsilon Data Management.

  The related Letter of Transmittal and Share Certificates for your Shares should be sent or delivered by you, your broker, dealer, commercial bank or trust company to the Depositary at its addresses set forth below. Facsimile copies of the Letters of Transmittal will be accepted.

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.

         By Mail:           By Overnight Courier:             By Hand:



     BANKBOSTON, N.A.          BANKBOSTON, N.A.                STARS
     Attn: Corporate           Attn: Corporate          Securities Transfer
      Reorganization            Reorganization         & Reporting Services,
      P.O. Box 8029           150 Royall Street                 Inc.
  Boston, MA 02266-8029        Canton, MA 02021       c/o Boston Equiserve LP
                                                      100 William St./Galleria
                                                            NY, NY 10038

                          By Facsimile Transmission:
                       (For Eligible Institutions Only)

                                (781) 575-2232

                             Confirm by Telephone:

                                (781) 575-3120

                                ---------------

  Stockholders should contact the Information Agent or their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Requests for additional copies of the Offer to Purchase and Letters of Transmittal may also be directed to the Information Agent.

                            The Information Agent:

                [LOGO OF GEORGESON & COMPANY INC. APPEARS HERE]

                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064